Exhibit 10.16

July 9, 2021

Ebun Garner

Re:	Amended and Restated Employment Letter Agreement

Dear Ebun:

This amended and restated employment letter agreement (this “Agreement”) amends and restates that certain employment letter agreement, dated as of February 27, 2020 (the “Prior Agreement”), by and between you and Erasca, Inc. (the “Company”). This Agreement will serve to memorialize the terms of your continued employment with the Company as provided in this Agreement, effective as of July 16, 2021, but subject to the closing of the Company’s initial public offering (“IPO”).

●         DUTIES. You shall continue to serve and shall perform such duties as are customarily associated with the position of General Counsel, and such other duties as are assigned to you by your supervisor. You will report to Jonathan Lim, M.D., Chairman and CEO. You shall perform your services on a full-time basis remotely for now, until it is safe to return to the Company’s headquarters. This is an exempt position.

●         COMPENSATION. Your initial compensation will be as follows:

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BASE SALARY. The semi-monthly pay for this position is $16,425, equivalent to an annual base salary of $394,200 less applicable taxes and other withholdings according to the Company’s normal payroll practices.

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ANNUAL BONUS. You are also eligible for a bonus of up to 40% of your base salary, prorated for days worked based on your hire date, subject to the approval by the Board of Directors and achievement of corporate and individual performance goals.

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EQUITY AWARDS. You will be eligible to receive stock options to purchase shares of the Company’s common stock and other equity awards covering shares of the Company’s common stock subject to the approval of the Board or its compensation committee and the terms and conditions of the Company’s 2021 Incentive Award Plan (or the Company’s other stock option and equity award plans or agreements, as in effect from time to time) and an award agreement thereunder.

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BENEFITS. You shall continue to be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will initially be entitled to 18 days of paid time off each year, accruing on a semi-monthly basis; 40 hours of paid sick leave each year, front loaded each January 1; one floating holiday each year, to use at your discretion; and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.

o	WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

●        EXPENSES. You will continue to be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

●        SEVERANCE. Any rights to payments or benefits you may have in connection with any termination of employment will be governed by and no less favorable than those in effect as of the closing of the Company’s IPO under the Company’s Severance and Change in Control Severance Plan (the “Severance Plan”), a copy of which has been provided to you. By signing this Agreement, you acknowledge your designation as a Tier 1 Covered Employee (as defined in the Severance Plan) in the Severance Plan and your understanding that you agree to all the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7.2 of the Severance Plan, and your Participation Agreement with respect to your participation in the Severance Plan (the “Participation Agreement”) (in each case, which apply regardless of whether you receive any payments or benefits under the Severance Plan). A copy of your Participation Agreement is attached to this Agreement.

●         SECTION 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

●        COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. You have previously executed and agree to continue to abide by the terms of the Company’s form of Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”), which shall survive termination of your employment with the Company and the termination of this Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice. Notwithstanding the foregoing, or anything contained in the Proprietary Information and Inventions Agreement, you acknowledge that you will not be held criminally or civilly liable for (a) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosure of confidential or proprietary information made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

●        OTHER AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

●         AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will” at all times, including after your introductory, probationary period, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause (as defined in the Severance Plan). Any contrary representations that may have been made to you are superseded by this Agreement. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

●         NON-INTERFERENCE. While employed by the Company, and for one year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by (a) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (b) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Your duties under this paragraph shall survive termination of your employment with the Company and the termination of this Agreement.

●        DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California, before a single, mutually-agreed neutral arbitrator, through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph); and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil

Procedure §1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and you shall each bear its or your own expenses, such as attorneys’ fees, costs and disbursements. The prevailing party in any arbitration or other dispute between the parties will be entitled to an award of attorneys’ fees and costs, in addition to any other relief. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial. You further waive your right to pursue claims against the Company on a class basis; provided, however, that you do not waive your right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.

●        SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

●        SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

●        ENTIRE AGREEMENT. This Agreement, the Proprietary Information and Inventions Agreement and the Participation Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement, the Proprietary Information and Inventions Agreement and the Participation Agreement supersede any other such promises, warranties, representations or agreements between you and the Company, including, without limitation, the Prior Agreement. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

●        GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance by returning a signed copy of this Agreement to our attention.

Sincerely,

Erasca, Inc.

/s/ Jonathan Lim, M.D.
Name:	Jonathan Lim, M.D.
Title:	Chairman, CEO and Co-Founder

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me in connection with this Agreement except as specifically set forth herein.

/s/ Ebun Garner	Date:	July 9, 2021
Ebun Garner

Attachments:	Proprietary Information and Inventions Agreement
Participation Agreement